Exhibit 99.1

Proofpoint Announces Strong Second Quarter 2015 Financial Results

•                       Total revenue of $63.5 million, up 37% year-over-year

•                       Billings of $75.5 million, up a record 51% year-over-year

•                       Generated positive adjusted EBITDA for the fifth consecutive quarter

•                       GAAP EPS loss of $0.63; Non-GAAP EPS loss of $0.09

•                       Increasing FY15 revenue and billings guidance

SUNNYVALE, Calif., — July 23, 2015 — Proofpoint, Inc. (NASDAQ: PFPT), a leading next-generation security and compliance company, today announced financial results for the second quarter ended June 30, 2015.

“Our strong second quarter results highlight the ongoing global demand for our advanced threat solutions,” stated Gary Steele, chief executive officer of Proofpoint.  “Our ability to meet or exceed expectations during the quarter resulted from the combination of strong competitive win rates, robust add-on activity, and consistently high renewal rates.  Proofpoint remains well positioned to maintain momentum and grow market share globally as enterprises continue to select our cloud-based data protection solution given our proven capability in handling today’s advanced security threats.”

Second Quarter 2015 Financial Highlights

•                  Revenue: Total revenue for the second quarter of 2015 was $63.5 million, an increase of 37% compared to $46.4 million in the prior-year period.

•                  Billings: Total billings were $75.5 million for the second quarter of 2015, an increase of 51% compared to $50.1 million in the second quarter of 2014.  The company defines billings, a non-GAAP financial measure, as revenue recognized during the period plus the change in deferred revenue from the beginning to the end of the period.

•                  Gross Profit: GAAP gross profit for the second quarter of 2015 was $43.7 million compared to $31.1 million for the second quarter of 2014.  Non-GAAP gross profit for the quarter was $46.7 million compared to $32.8 million in the year ago period.  GAAP gross margin for the second quarter of 2015 was 69% compared to 67% for the second quarter of 2014. Non-GAAP gross margin was 74% for the second quarter of 2015, compared to 71% for the same period last year.

•                  Operating Loss: GAAP operating loss for the second quarter of 2015 was $21.4 million compared to a loss of $12.2 million during the second quarter last year.  Non-GAAP operating loss for the second quarter of 2015 was $2.6 million compared to a loss of $2.1 million for the same period last year.

•                  Net Loss: GAAP net loss for the second quarter of 2015 was $25.0 million or $0.63 per share based on 39.6 million weighted average shares outstanding.  This compares to a GAAP net loss of $15.1 million or $0.41 per share based on 37.1 million weighted average shares outstanding in the prior-year period. Non-GAAP net loss for the second quarter of 2015 was $3.4 million or $0.09 per share based on 39.6 million weighted average shares outstanding.  This compares to a non-GAAP net loss of $2.9 million or $0.08 per share based on 37.1 million weighted average shares outstanding during the same period last year.

•                  Adjusted EBITDA: Adjusted EBITDA for the second quarter of 2015 was a positive $0.5 million compared to positive $0.1 million for the second quarter of 2014.

•                  Cash and Cash Flow: As of June 30, 2015, Proofpoint had cash, cash equivalents and short term investments of $410.7 million, an increase of $217.1 million from the end of the prior quarter primarily due to the proceeds from the convertible notes offering which closed on June 17, 2015.

The company generated $1.7 million in net cash from operations for the second quarter of 2015 compared to using $6.9 million during the second quarter of 2014. The company used $4.2 million in free cash flow for the quarter compared to using $10.7 million during the same period last year.

“We were very pleased with our strong second quarter results, which were highlighted by record year-over-year billings growth of 51%,” stated Paul Auvil, chief financial officer of Proofpoint.  “With a significantly strengthened balance sheet, Proofpoint is well positioned to execute its growth strategy and increase market share globally.”

A reconciliation of GAAP to non-GAAP financial measures has been provided in the financial tables included in this press release.  An explanation of these measures and how they are calculated are also included below under the heading “Non-GAAP Financial Measures.”

Second Quarter and Recent Business Highlights:

•                  Positioned as a Leader in the 2015 Gartner Magic Quadrant for Secure Email Gateways for the seventh consecutive year.

•                  Closed an offering of $230 million aggregate principal amount of 0.75% convertible senior notes due in 2020.

•                  Launched Threat Response 3.0, the first integrated threat response and intelligence platform, including enhanced intelligence boosted by the Emerging Threats acquisition.

•                  Extended Targeted Attack Protection solution to enable organizations to safeguard social media accounts from advanced malware, social phishing, and compliance violations.

•                  Signed a U.S. distribution agreement with Ingram Micro.

Financial Outlook

As of July 23, 2015 Proofpoint is providing guidance for its third quarter and increasing full year 2015 guidance as follows:

•                  Third Quarter 2015 Guidance: Total revenue is expected to be in the range of $65.0 million to $66.0 million.  Billings are expected to be in the range of $76.0 million to $78.0 million.  Adjusted EBITDA is expected to be in the range of $0.1 million to $0.3 million.  Non-GAAP EPS loss is expected to be in the range of $0.12 to $0.11 based on approximately 40.2 million weighted average shares outstanding.

•                  Full Year 2015 Guidance: Total revenue is expected to be in the range of $255.5 million to $257.5 million.  Billings are expected to be in the range of $303.0 million to $307.0 million.  Adjusted EBITDA is expected to be in the range of $2.0 million to $2.5 million.  Non-GAAP EPS loss is expected to be in the range of $0.40 to $0.39 based on approximately 39.9 million weighted average shares outstanding.  Free cash flow, defined as operating cash flow less capital expenditures, is expected to be in the range of positive $16.0 million to $21.0 million, which assumes capital expenditures of $22.0 million to $24.0 million for the full year.

Quarterly Conference Call

Proofpoint will host a conference call today at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time) to review the company’s financial results for the second quarter ended June 30, 2015.  To access this call, dial (800) 930-1344 for the U.S. or Canada and (913) 312-0718 for international callers with conference ID #8180207.  A live webcast of the conference call will be accessible from the Investors section of Proofpoint’s website at investors.proofpoint.com, and a recording will be archived and accessible at investors.proofpoint.com.  An audio replay of this conference call will also be available through August 6, 2015, by dialing (877) 870-5176 for the U.S. or Canada or (858) 384-5517 for international callers, and entering passcode #8180207.

About Proofpoint, Inc.

Proofpoint, Inc. (NASDAQ:PFPT) is a leading next-generation security and compliance company that provides cloud-based solutions for comprehensive threat protection, incident response, secure communications, social media security, compliance, archiving and governance. Organizations around the world depend on Proofpoint’s expertise, patented technologies and on-demand delivery system. Proofpoint protects against phishing, malware and spam, while safeguarding privacy, encrypting sensitive information, and archiving and governing messages and critical enterprise information. More information is available at www.proofpoint.com.

Proofpoint is a trademark or registered trademark of Proofpoint, Inc. in the U.S. and other countries. All other trademarks contained herein are the property of their respective owners.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. These forward-looking statements include statements regarding momentum in the company’s business, market position, future growth, benefits of acquisitions, market share and future financial results. It is possible that future circumstances might differ from the assumptions on which such statements are based. Important factors that could cause results to differ materially from the statements herein include: failure to maintain or increase renewals and increased business from existing customers and failure to generate increased business through existing or new channel partner relationships; uncertainties related to continued success in sales growth and market share gains; failure to convert sales opportunities into definitive customer agreements; risks associated with successful implementation of multiple integrated software products and other product functionality; competition, particularly from larger companies with more resources than Proofpoint; risks related to new target markets, new product introductions and innovation and market acceptance thereof; the ability to attract and retain key personnel; changes in strategy; risks associated with management of growth; lengthy sales and implementation cycles, particularly in larger organizations; the time it takes new sales personnel to become fully productive; unforeseen delays in developing new technologies and the uncertain market acceptance of new products or features; technological changes that make Proofpoint’s products and services less competitive; security breaches, which could affect our brand; the impact of changes in foreign currency exchange rates; the effect of general economic conditions, including as a result of specific economic risks in different geographies and among different industries; risks related to integrating the employees, customers and technologies of acquired businesses; assumption of unknown liabilities from acquisitions; ability to retain customers of acquired entities; and the other risk factors set forth from time to time in our filings with the SEC, including our Quarterly Report on Form 10-Q for the three months ended March 31, 2015, and the other reports we file with the SEC, copies of which are available free of charge at the SEC’s website at www.sec.gov or upon request from our investor relations department.  All forward-looking statements herein reflect our opinions only as of the date of this release, and Proofpoint undertakes no obligation, and expressly disclaims any obligation, to update forward-looking statements herein in light of new information or future events.

Non-GAAP Financial Measures

We have provided in this release financial information that has not been prepared in accordance with GAAP. We use these non-GAAP financial measures internally in analyzing our financial results and believe they are useful to investors, as a supplement to GAAP measures, in evaluating our ongoing operational performance. We believe that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing our financial results with other companies in our industry, many of which present similar non-GAAP financial measures to investors.

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures below. As previously mentioned, a reconciliation of our non-GAAP financial measures to their most directly comparable GAAP measures has been provided in the financial statement tables included below in this press release.

Non-GAAP gross profit and gross margin. We define non-GAAP gross profit as GAAP gross profit, less stock-based compensation expense and the amortization of intangibles associated with acquisitions. We define non-GAAP gross margin as non-GAAP gross profit divided by GAAP revenue. We consider these non-GAAP financial measures to be useful metrics for management and investors because they exclude the effect of stock-based compensation expense and the amortization of intangibles associated with acquisitions so that our management and investors can compare our recurring core business operating results over multiple periods. There are a number of limitations related to the use of non-GAAP gross profit and non-GAAP gross margin versus gross profit and gross margin, in each case, calculated in accordance with GAAP. For example, stock-based compensation has been and will continue to be for the foreseeable future a significant recurring expense in our business. Stock-based compensation is an important part of our employees’ compensation and impacts their performance. In addition, the components of the costs that we exclude in our calculation of non-GAAP gross profit and non-GAAP gross margin may differ from the components that our peer companies exclude when they report their non-GAAP results.  Management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from non-GAAP gross profit and non-GAAP gross margin and evaluating non-GAAP gross profit and non-GAAP gross margin together with gross profit and gross margin calculated in accordance with GAAP.

Non-GAAP operating loss. We define non-GAAP operating loss as operating loss less stock-based compensation expense and the amortization of intangibles and costs associated with acquisitions and litigation. We consider this non-GAAP financial measure to be a useful metric for management and investors because they exclude the effect of stock-based compensation expense and the amortization of intangibles and costs associated with acquisitions and litigation so that our management and investors can compare our recurring core business operating results over multiple periods. There are a number of limitations related to the use of non-GAAP operating loss versus operating loss calculated in accordance with GAAP. For example, as noted above, non-GAAP operating loss excludes stock-based compensation expense. In addition, the components of the costs that we exclude in our calculation of non-GAAP operating loss may differ from the components that our peer companies exclude when they report their non-GAAP results of operations. Management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from non-GAAP operating loss and evaluating non-GAAP operating loss together with operating loss calculated in accordance with GAAP.

Non-GAAP net loss. We define non-GAAP net loss as net loss less stock-based compensation expense and the amortization of intangibles and costs associated with acquisitions and litigation, and non-cash interest expense related to the convertible debt discount and non-recurring issuance costs for the convertible debt offering. We consider this non-GAAP financial measure to be a useful metric for management and investors for the same reasons that we use non-GAAP operating loss. However, in order to provide a complete picture of our recurring core business operating results, we also exclude from non-GAAP net loss the tax effects associated with stock-based compensation and the amortization of intangibles and costs associated with acquisitions and litigation, and non-cash interest expense related to the convertible debt discount and non-recurring issuance costs for the convertible debt offering. We used a 4 percent effective tax rate to calculate non-GAAP net loss for the second quarter of 2015 and 9 percent for the second quarter of 2014. We believe that a 6-10% effective tax rate range is a reasonable estimate of the near-term normalized tax rate under our current global operating structure. The same limitations described above regarding our use of non-GAAP operating loss also apply to our use of non-GAAP net loss.

Billings. We define billings as revenue recognized plus the change in deferred revenue from the beginning to the end of the period, but excluding additions to deferred revenue from acquisitions. We consider billings to be a useful metric for management and investors because billings drive deferred revenue, which is an important indicator of the health and visibility of our business, and has historically represented a majority of the quarterly revenue that we recognize. There are a number of limitations related to the use of billings versus revenue calculated in accordance with GAAP. Billings include amounts that have not yet been recognized as revenue, but exclude additions to deferred revenue from acquisitions. We may also calculate billings in a manner that is different from other companies that report similar financial measures. Management compensates for these limitations by providing specific information regarding GAAP revenue and evaluating billings together with revenues calculated in accordance with GAAP.

Adjusted EBITDA. We define adjusted EBITDA as net loss, adjusted to exclude: depreciation, amortization of intangibles, interest income (expense), net, provision for income taxes, stock-based compensation, acquisition- and litigation-related expense, other income, and other expense. We believe that the use of adjusted EBITDA is useful to investors and other users of our financial statements in evaluating our operating performance because it provides them with an additional tool to compare business performance across companies and across periods. We use adjusted EBITDA in conjunction with traditional GAAP operating performance measures as part of our overall assessment of our performance, for planning purposes, including the preparation of our annual operating budget, to evaluate the effectiveness of our business strategies and to communicate with our board of directors concerning our financial performance. We do not place undue reliance on adjusted EBITDA as our only measure of operating performance. Adjusted EBITDA should not be considered as a substitute for other measures of financial performance reported in accordance with GAAP. There are limitations to using this non-GAAP financial measure, including that other companies may calculate this measure differently than we do, that it does not reflect our capital expenditures or future requirements for capital expenditures and that it does not reflect changes in, or cash requirements for, our working capital.

Free cash flow. We define free cash flow as net cash provided by operating activities minus capital expenditures. We consider free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business that, after the acquisition of property and equipment, can be used for strategic opportunities, including investing in our business, making strategic acquisitions, and strengthening the balance sheet. Analysis of free cash flow facilitates management’s comparisons of our operating results to competitors’ operating results. A limitation of using free cash flow versus the GAAP measure of net cash provided by operating activities as a means for evaluating our company is that free cash flow does not represent the total increase or decrease in the cash balance from operations for the period because it excludes cash used for capital expenditures during the period. Management compensates for this limitation by providing information about our capital expenditures on the face of the cash flow statement and in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources” section of our quarterly and annual reports filed with the SEC.

Proofpoint, Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Revenue:
Subscription	$61,778	$45,047	$117,634	$86,251
Hardware and services	1,768	1,351	3,675	2,851
Total revenue	63,546	46,398	121,309	89,102
Cost of revenue:(1)(2)
Subscription	16,829	12,544	33,163	23,995
Hardware and services	2,995	2,717	5,949	4,977
Total cost of revenue	19,824	15,261	39,112	28,972
Gross profit	43,722	31,137	82,197	60,130
Operating expense:(1)(2)
Research and development	18,659	12,298	34,367	24,246
Sales and marketing	38,017	24,180	70,929	46,998
General and administrative	8,495	6,846	15,828	12,352
Total operating expense	65,171	43,324	121,124	83,596
Operating loss	(21,449)	(12,187)	(38,927)	(23,466)
Interest expense, net	(3,332)	(2,798)	(6,185)	(5,571)
Other expense, net	(80)	7	(1,260)	(192)
Loss before provision for income taxes	(24,861)	(14,978)	(46,372)	(29,229)
Provision for income taxes	(112)	(147)	(274)	(291)
Net loss	$(24,973)	$(15,125)	$(46,646)	$(29,520)
Net loss per share, basic and diluted	$(0.63)	$(0.41)	$(1.19)	$(0.80)
Weighted average shares outstanding, basic and diluted	39,567	37,115	39,264	36,842

(1) Includes stock-based compensation expense as follows:
Cost of subscription revenue	$1,148	$511	$2,263	$923
Cost of hardware and services revenue	250	144	504	273
Research and development	5,762	2,450	9,700	4,484
Sales and marketing	5,157	2,408	10,026	4,505
General and administrative	2,918	1,815	5,168	3,116
Total stock-based compensation expense	$15,235	$7,328	$27,661	$13,301
(2) Includes intangible amortization expense as follows:
Cost of subscription revenue	$1,589	$974	$2,969	$1,803
Research and development	23	24	46	47
Sales and marketing	1,304	1,100	2,597	2,197
General and administrative	1	11	12	22
Total intangible amortization expense	$2,917	$2,109	$5,624	$4,069

Proofpoint, Inc.

Consolidated Balance Sheets

(In thousands, except per share amounts)

(Unaudited)

	June 30,	December 31,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$402,144	$180,337
Short-term investments	8,510	34,649
Accounts receivable, net	44,298	40,912
Inventory	435	499
Deferred product costs	1,881	1,847
Prepaid expenses and other current assets	8,175	7,994
Total current assets	465,443	266,238
Property and equipment, net	26,774	18,718
Deferred product costs	614	307
Goodwill	126,525	107,504
Intangible assets, net	33,962	27,086
Other assets	3,872	4,163
Total assets	$657,190	$424,016
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$12,977	$9,249
Accrued liabilities	24,573	24,220
Equipment loans and capital lease obligations	2	695
Deferred rent	486	569
Deferred revenue	142,087	123,550
Total current liabilities	180,125	158,283
Convertible senior notes	335,728	161,396
Long-term deferred rent	1,986	2,099
Other long term liabilities	5,177	6,640
Long-term deferred revenue	41,854	39,125
Total liabilities	564,870	367,543

Stockholders’ equity

Common stock, $0.0001 par value; 200,000 shares authorized at June 30, 2015 and December 31, 2014; 39,897 and 38,665 shares issued and outstanding at June 30, 2015 and December 31, 2014, respectively	4	4
Additional paid-in capital	413,212	330,744
Accumulated other comprehensive loss	(2)	(27)
Accumulated deficit	(320,894)	(274,248)
Total stockholders’ equity	92,320	56,473
Total liabilities and stockholders’ equity	$657,190	$424,016

Proofpoint, Inc.

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Cash flows from operating activities
Net loss	$(24,973)	$(15,125)	$(46,646)	$(29,520)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	5,963	4,303	11,427	8,105
Loss on disposal of property and equipment	112	—	115	—
Amortization of investment premiums, net of accretion of purchase discounts	78	—	206	15
Provision for allowance for doubtful accounts	22	2	(252)	(5)
Stock-based compensation	15,235	7,328	27,661	13,301
Deferred income taxes	(137)	(187)	144	(70)
Change in fair value of contingent earn-outs	—	—	—	5
Amortization of debt issuance costs and accretion of debt discount	2,696	2,173	4,962	4,316
Changes in assets and liabilities:
Accounts receivable	(11,824)	(3,928)	(2,014)	(47)
Inventory	(9)	(48)	64	(483)
Deferred products costs	(544)	(852)	(341)	(995)
Prepaid expenses	17	(935)	(782)	(1,461)
Other current assets	(62)	(502)	585	(765)
Noncurrent assets	94	11	109	(78)
Accounts payable	578	(1,224)	825	(462)
Accrued liabilities	2,555	(2,763)	(2,855)	(3,376)
Earn-out payment	—	(5)	—	(5)
Deferred rent	(110)	1,141	(221)	1,123
Deferred revenue	11,975	3,670	20,566	7,580
Net cash provided by (used in) operating activities	1,666	(6,941)	13,553	(2,822)
Cash flows from investing activities
Proceeds from sales and maturities of short-term investments	14,947	—	25,959	8,000
Purchase of property and equipment	(5,843)	(3,732)	(10,427)	(6,023)
Acquisitions of business, net of cash acquired	(3,510)	(22,754)	(31,624)	(22,754)
Net cash provided by (used in) investing activities	5,594	(26,486)	(16,092)	(20,777)
Cash flows from financing activities
Proceeds from issuance of common stock	5,657	3,940	9,676	8,671
Withholding taxes related to restricted stock net share settlement	(4,290)	(176)	(8,427)	(752)
Payments of debt issuance costs	—	(80)	—	(191)
Proceeds from issuance of convertible senior notes, net of discount	223,790	—	223,790	—
Repayments of notes payable and loans	(278)	(414)	(693)	(825)
Earn-out payment	—	(245)	—	(245)
Net cash provided by financing activities	224,879	3,025	224,346	6,658
Net increase (decrease) in cash and cash equivalents	232,139	(30,402)	221,807	(16,941)
Cash and cash equivalents
Beginning of period	170,005	257,247	180,337	243,786
End of period	$402,144	$226,845	$402,144	$226,845

Reconciliation of Non-GAAP Measures

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014

GAAP gross profit	$43,722	$31,137	$82,197	$60,130
GAAP gross margin	69%	67%	68%	67%
Plus:
Stock-based compensation expense	1,398	655	2,767	1,196
Intangible amortization expense	1,589	974	2,969	1,803
Non-GAAP gross profit	46,709	32,766	87,933	63,129
Non-GAAP gross margin	74%	71%	72%	71%

GAAP operating loss	(21,449)	(12,187)	(38,927)	(23,466)
Plus:
Stock-based compensation expense	15,235	7,328	27,661	13,301
Intangible amortization expense	2,917	2,109	5,624	4,069
Acquisition-related expenses	114	346	361	358
Litigation-related expenses	595	330	1,128	452
Non-GAAP operating loss	(2,588)	(2,074)	(4,153)	(5,286)

GAAP net loss	(24,973)	(15,125)	(46,646)	(29,520)
Plus:
Stock-based compensation expense	15,235	7,328	27,661	13,301
Intangible amortization expense	2,917	2,109	5,624	4,069
Acquisition-related expenses	114	346	361	358
Litigation-related expenses	595	330	1,128	452
Interest expense - debt discount and issuance costs	2,696	2,173	4,962	4,316
Income tax benefit	(27)	(88)	(87)	(145)
Non-GAAP net loss	(3,443)	(2,927)	(6,997)	(7,169)

Shares used in computing non-GAAP net loss per share, basic and diluted	39,567	37,115	39,264	36,842

Non-GAAP net loss, basic and diluted	$(0.09)	$(0.08)	$(0.18)	$(0.19)

Reconciliation of Net Loss to Adjusted EBITDA

(In thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014

Net loss	$(24,973)	$(15,125)	$(46,646)	$(29,520)
Depreciation	3,046	2,194	5,803	4,036
Amortization of intangible assets	2,917	2,109	5,624	4,069
Interest expense, net	3,332	2,798	6,185	5,571
Provision for income taxes	112	147	274	291
EBITDA	$(15,566)	$(7,877)	$(28,760)	$(15,553)

Stock-based compensation expense	$15,235	$7,328	$27,661	$13,301
Acquisition-related expenses	114	346	361	358
Litigation-related expenses	595	330	1,128	452
Other expense, net	80	(7)	1,260	192
Adjusted EBITDA	$458	$120	$1,650	$(1,250)

Reconciliation of Total Revenue to Billings

(In thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014

Total revenue	$63,546	$46,398	$121,309	$89,102

Deferred revenue
Ending	183,941	131,563	183,941	131,563
Beginning	171,966	127,893	162,675	123,983
Net Change	11,975	3,670	21,266	7,580
Less:
Deferred revenue contributed by acquisitions	—	—	(700)	—
Billings	$75,521	$50,068	$141,875	$96,682

Reconciliation of GAAP Cash Flows from Operations to Free Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014

GAAP cash flows provided by (used in) operating activities	$1,666	$(6,941)	$13,553	$(2,822)
Less:
Purchases of property and equipment	(5,843)	(3,732)	(10,427)	(6,023)
Non-GAAP free cash flows	$(4,177)	$(10,673)	$3,126	$(8,845)

MEDIA CONTACT:	INVESTOR CONTACT:
PATRICIA HOGAN	SETH POTTER
PROOFPOINT, INC.	ICR, INC. FOR PROOFPOINT, INC.
408-763-3863	646-277-1230
PHOGAN@PROOFPOINT.COM	SETH.POTTER@ICRINC.COM